Exhibit 99.1

Newfield Exploration Reports Third Quarter 2017 Results

Anadarko Basin net oil production grows more than 25% quarter-over-quarter and averages 37,000 BOPD

Anadarko Basin total net production attains new high of 105,000 BOEPD, growing 20% quarter-over-quarter

The Woodlands, Texas - October 31, 2017 - Newfield Exploration Company (NYSE: NFX) today announced third quarter 2017 unaudited financial and operating results. Additional details can be found in the Company’s @NFX publication, located on its website.

Newfield plans to host a conference call at 10 a.m. CDT on November 1, 2017. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 719-457-2641 and provide conference code 7914344 at least 10 minutes prior to the scheduled start time.

Highlights

•                  Third quarter 2017 net production significantly exceeded guidance expectations.

•                  Domestic net production was 159,000 BOEPD (41% oil and 64% liquids), exceeding the mid-point guidance by approximately 4,650 BOEPD. The better than expected results during the quarter were primarily related to higher volumes in STACK.

•                  Consolidated net production was approximately 161,700 BOEPD (42% oil and 64% liquids). In China, the Company lifted approximately 239,000 barrels of remaining oil from the damaged storage vessel during the quarter. Oil liftings in China are expected to resume in the first half of 2018 following repairs to the third-party storage vessel.

•                  Newfield’s Anadarko Basin production increased approximately 20% quarter-over-quarter (3Q17 vs 2Q17), averaging approximately 105,000 BOEPD during the third quarter. The Anadarko Basin now comprises approximately two-thirds of total domestic production.

•                  Anadarko Basin net oil production grew more than 25% quarter-over-quarter (3Q17 vs 2Q17) to achieve a record average quarterly output of 37,000 BOPD.

•                  Based on state records, Newfield is now the largest gross oil producer in the State of Oklahoma.

•                  Realized oil prices in STACK continue to improve, averaging $48.04 per barrel, or approximately 99% of NYMEX WTI during the quarter.

•                  Anadarko Basin lease operating expenses averaged $1.69 per BOE during the quarter, the lowest LOE within the Company’s operating regions.

•                  Newfield’s production in the Williston Basin increased during the third quarter, averaging nearly 22,000 BOEPD. Approximately 65% of the production was oil and the average sales price during the quarter was $45.21 per barrel.

•                  The Company today increased the mid-point of its full-year 2017 production outlook.

•                  For the fourth quarter of 2017, Newfield expects its net domestic production to average approximately 168,000 BOEPD.

•                  The mid-point for 2017 domestic guidance was raised to approximately 152,000 BOEPD (previous guidance: 149,600 BOEPD). The Company now estimates that its year-over-year domestic production growth, adjusted for prior-year asset sales, will be approximately 9 - 10%.

•                  The mid-point estimate for 2017 total company production was increased to approximately 156,700 BOEPD (previous guidance was 153,600 BOEPD).

•                  At the end of the third quarter, the Company had approximately $428 million of cash on hand.

•                  Recent Anadarko Basin operational highlights include:

•                  In STACK, Newfield has now completed the Company’s fourth operated pilot on increased density spacing. The Freeman development pad initiated production early in the third quarter from nine SXL infill wells in the Meramec. The wells were completed with Newfield’s GEN17 completion design of 2,100 pounds of proppant per foot and 2,100 gallons of liquid per foot. Although early, cumulative average production, both oil and barrels of oil equivalent, after 60 days is outperforming the Company’s 1.1 MMBOE gross type curve.

•                  After more than 120 days, production from nine Meramec infill wells (both oil and barrels of oil equivalent) on the Stark pad continues to exceed the Company’s 1.1 MMBOE gross type curve. Newfield estimates that this development is generating a before tax internal rate of return of more than 50% at a flat price of $50 per barrel (NYMEX WTI).

•                  Newfield today provided data on eight recent HBP wells in STACK, including the play’s “record setting” Hoile well, which had the play’s highest oil production per 1,000’ of lateral over a 24-hour period. The Hoile recently commenced production with a 24-hr initial production rate of 5,100 BOEPD (67% oil) from 7,140’ lateral. Thirty-day production data is not yet available.  A comprehensive list of recent STACK completions can be found in @NFX.

•                  In SCOOP, two developments were brought on-line during the third quarter. The McClelland pad was our first development with eight infill wells drilled in the Woodford. The average 30-day rate for the eight infill wells was 1,966 BOEPD (36% oil). The McClelland infill wells are performing in-line with Newfield’s recent Tina development (2Q17 completions), where production per well has averaged 1,465 BOEPD (41% oil) over the first 120 days. Complete details on both pads referenced above can be found in @NFX.

•                  The Holinsworth development pad, also located in SCOOP, commenced production late in the third quarter from seven infill wells drilled in the Woodford. Initial 24-hour production per well averaged 3,193 BOEPD (33% oil). Thirty day production data is not yet available. In addition, a non-operated SCOOP development was recently completed and is currently producing at high rates from the condensate window of the play. Newfield’s net share is more than 10,000 BOEPD, of which only 11% is black oil. The company expects that the rich gas will lead to higher natural gas volumes in the fourth quarter — see fourth quarter guidance in this news release.

Third Quarter 2017 Financial and Production Summary

For the third quarter, the Company recorded net income of $87 million, or $0.44 per diluted share (all per share amounts are on a diluted basis). Earnings were impacted by one time tax benefits of $17 million, or $0.09 per share, due to the carryback of net operating losses, and an unrealized derivative loss of $34 million, or $0.17 per share. After adjusting for the effect of the tax benefit and unrealized derivative loss during the period, net income would have been $104 million, or $0.52 per share. See the “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this press release for additional disclosures.

Revenues for the third quarter were $439 million. Net cash provided by operating activities was $173 million. Discretionary cash flow from operations was $262 million.

Newfield’s total net production in the third quarter of 2017 was approximately 161,700 BOEPD, comprised of 42% oil, 22% natural gas liquids and 36% natural gas. Domestic production in the third quarter was approximately 159,000 BOEPD, comprised of 41% oil, 23% natural gas liquids and 36% natural gas.

2017e Production, Cost and Expense Guidance

	Domestic	China	Total
Production
Oil %	40%	100%	42%
NGLs %	21%	—	20%
Natural Gas %	39%	—	38%
Total (MBOEPD)(1)	150.0 - 154.0	4.7	154.7 - 158.7

Expenses ($/BOE)(2)
LOE(3),(5)	$3.48	$15.65	$3.84
Transportation(4)	5.58	—	5.41
Production & other taxes	1.07	0.18	1.04

General & administrative (G&A), net(5)	$3.58	$3.88	$3.59
Interest expense, gross	—	—	2.62

Capitalized interest and direct internal costs	$—	$—	$(2.21)
Effective Tax rate	0 - 5%	0 - 5%	0 - 5%

(1)Total Company and China volumes include impact of Bohai Bay divestiture

(2)Cost and expenses are expected to be within 5% of the estimates above

(3)Total LOE includes recurring, major expense and non E&P operating expenses

(4)2017e transportation / processing fees include ~$52 million of Arkoma unused firm gas transportation and ~$33 million of Uinta oil and gas delivery shortfall fees

(5)Total LOE and G&A includes $2 million and $2 million, respectively, associated with remainder of 2017 activity in China

4Q17e Production, Cost and Expense Guidance

	Domestic	China	Total
Production
Oil %	39%	—	39%
NGLs %	22%	—	22%
Natural Gas %	39%	—	39%
Total (MBOEPD)	162.0 - 174.0	—	162.0 - 174.0

Expenses ($/BOE)(1)
LOE(2),(4)	$3.20	$—	$3.30
Transportation(3)	5.58	—	5.58
Production & other taxes	1.07	—	1.07

General & administrative (G&A), net(4)	$3.31	$—	$3.44
Interest expense, gross	—	—	2.41

Capitalized interest and direct internal costs	$—	$—	$(1.89)
Effective Tax rate	0 - 5%	—	0 - 5%

(1)Cost and expenses are expected to be within 5% of the estimates above

(2)Total LOE includes recurring, major expense and non E&P operating expenses

(3)4Q17e transportation / processing fees include ~$13 million of Arkoma unused firm gas transportation and ~$9 million of Uinta oil and gas delivery shortfall fees

(4)Total LOE and G&A includes $2 million and $2 million, respectively, associated with remainder of 2017 activity in China

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Our U.S. operations are onshore and focus primarily on large scale, liquids-rich resource plays in the Anadarko and Arkoma basins of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. In addition, we have oil assets offshore China.

**This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “forecast,” “outlook,” “could,” “budget,” “objectives,” “strategy,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets, estimated future operating costs and other expenses and other financial measures, estimated future tax rates, drilling and development plans, the timing of production, planned capital expenditures, and other plans and objectives for future operations, are forward-looking statements.  Although, as of the date of this release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks and no assurance can be given that such expectations will prove to have been correct. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, our liquidity and the availability of capital resources, operating risks, industry conditions, U.S. and China governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other support services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, new regulations or changes in tax or environmental legislation, environmental liabilities not covered by indemnity or insurance, legislation or regulatory initiatives intended to address seismic activity, and other operating risks. Please see Newfield’s 2016 Annual Report on Form 10-K,  Quarterly Reports on Form 10-Q and other subsequent public filings, all filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed in this press release or in Newfield’s SEC filings could also have material adverse effects on Newfield’s actual results as compared to its anticipated results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: IR@newfield.com

	3Q17 Actual
3Q17 Actual Results	Domestic	China	Total

Production/Liftings(1)
Crude oil and condensate (MBbls)	6,028	239	6,267
Natural gas (Bcf)	32.0	—	32.0
NGLs (MBbls)	3,279	—	3,279
Total (MBOE)	14,635	239	14,874

Average Realized Prices(2)(3)
Crude oil and condensate (per Bbl)	$45.70	$48.22	$45.80
Natural gas (per Mcf)	2.52	—	2.52
NGLs (per Bbl)	25.72	—	25.72
Crude oil equivalent (per BOE)	$30.32	$48.22	$30.61

Operating Expenses:(3)
Lease operating (in millions)
Recurring	$41	$4	$45
Major (workovers, etc.)	$8	$—	$8

Lease operating (per BOE)
Recurring	$2.79	$19.11	$3.06
Major (workovers, etc.)	$0.55	$0.07	$0.54

Transportation and processing (in millions)	$80	$—	$80
per BOE	$5.55	$—	$5.46

Production and other taxes (in millions)	$16	$—	$16
per BOE	$1.12	$—	$1.11

General and administrative (G&A), net (in millions)	$51	$2	$53
per BOE	$3.63	$6.11	$3.67

Capitalized direct internal costs (in millions)			$(18)
per BOE			$(1.20)

Other operating expenses (income), net (in millions)			$1
per BOE			$0.05

Interest expense (in millions)			$37
per BOE			$2.56

Capitalized interest (in millions)			$(15)
per BOE			$(1.02)

Other non-operating (income) expense (in millions)			$(1)
per BOE			$(0.13)

(1)         Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in operations of 1.3 Bcf during the three months ended September 30, 2017.

(2)         Average realized prices include the effects of derivative contracts. Excluding these effects, the average realized price for domestic and total natural gas would have been $2.58 per Mcf and the average realized price for our domestic and total crude oil and condensate would have been $43.79 per barrel and $43.96 per barrel, respectively. We did not have any derivative contracts associated with our NGL or China production as of September 30, 2017.

(3)         All per unit pricing and expenses exclude natural gas produced and consumed in operations.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$428	$555
Short-term investments	—	25
Derivative assets	10	75
Other current assets	398	294
Total current assets	836	949

Oil and gas properties, net (full cost method)	3,670	3,140
Other assets	238	223
Total assets	$4,744	$4,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	$18	$97
Other current liabilities	694	587
Total current liabilities	712	684

Other liabilities	71	63
Derivative liabilities	5	3
Long-term debt	2,433	2,431
Asset retirement obligations	158	154
Deferred taxes	64	39
Total long-term liabilities	2,731	2,690

Stockholders’ equity:
Common stock, treasury stock and additional paid-in capital	3,235	3,205
Accumulated other comprehensive income (loss)	(1)	(2)
Retained earnings (deficit)	(1,933)	(2,265)
Total stockholders’ equity	1,301	938
Total liabilities and stockholders’ equity	$4,744	$4,312

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Oil, gas and NGL revenues	$439	$392	$1,258	$1,057

Operating expenses:
Lease operating	53	60	167	183
Transportation and processing	80	71	223	200
Production and other taxes	16	13	43	34
Depreciation, depletion and amortization	124	120	340	457
General and administrative	53	65	151	167
Ceiling test and other impairments	—	—	—	1,028
Other	1	18	2	19
Total operating expenses	327	347	926	2,088

Income (loss) from operations	112	45	332	(1,031)

Other income (expense):
Interest expense	(37)	(37)	(112)	(116)
Capitalized interest	15	15	46	35
Commodity derivative income (expense)	(23)	28	58	(122)
Other, net	1	1	5	2
Total other income (expense)	(44)	7	(3)	(201)

Income (loss) before income taxes	68	52	329	(1,232)

Income tax provision (benefit)	(19)	4	(3)	11
Net income (loss)	$87	$48	$332	$(1,243)

Earnings (loss) per share:
Basic	$0.44	$0.24	$1.67	$(6.50)
Diluted	$0.44	$0.24	$1.66	$(6.50)

Weighted-average number of shares outstanding for basic earnings (loss) per share	199	199	199	191

Weighted-average number of shares outstanding for diluted earnings (loss) per share	200	200	200	191

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$332	$(1,243)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	340	457
Deferred tax provision (benefit)	25	8
Stock-based compensation	25	14
Unrealized (gain) loss on derivative contracts	(12)	307
Ceiling test and other impairments	—	1,028
Other, net	10	10
	720	581
Changes in operating assets and liabilities	(80)	6
Net cash provided by (used in) operating activities	640	587

Cash flows from investing activities:
Additions to and acquisitions of oil and gas properties and other	(828)	(1,228)
Proceeds from sales of oil and gas properties	74	399
Net cash provided by (used in) investing activities	(754)	(829)

Cash flows from financing activities:
Net proceeds (repayments) of borrowings under credit arrangements	—	(39)
Proceeds from issuances of common stock, net	2	777
Other, net	(15)	(23)
Net cash provided by (used in) financing activities	(13)	715

Increase (decrease) in cash and cash equivalents	(127)	473
Cash and cash equivalents, beginning of period	555	5
Cash and cash equivalents, end of period	$428	$478

Explanation and Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income (Earnings Stated Without the Effect of Certain Items)

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. This measure should not be considered an alternative to net income (loss) as defined by generally accepted accounting principles.

A reconciliation of earnings for the third quarter of 2017 stated without the effect of certain items to net income (loss) is shown below (in millions, except per share data):

	3Q17
	In millions	Per diluted share
Net Income (loss)	$87	$0.44
Unrealized (gain) loss on derivative contracts	34	0.17
Carryback of net operating losses	(17)	(0.09)
Earnings stated without the effect of the above items	104	0.52

Weighted-average number of shares outstanding for per diluted share		200

Discretionary Cash Flow from Operations

Discretionary cash flow from operations represents net cash provided by operating activities before changes in operating assets and liabilities and is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities to discretionary cash flow from operations is shown below:

3Q17
(In millions)
Net cash provided by operating activities	$173
Net changes in operating assets and liabilities	89
Discretionary cash flow from operations	262